RELEASE 8:00AM — April 22, 2008

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS RECORD EARNINGS OF $88.7 MILLION
QUARTERLY CASH DIVIDEND INCREASED 22% TO $0.11 PER SHARE
Paramus, New Jersey, April 22, 2008 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the first quarter of 2008 increased 24.6% to $88.7 million as compared to $71.2 million for the first quarter of 2007. Diluted earnings per share increased 38.5% to $0.18 for the first quarter of 2008 as compared to $0.13 for the first quarter of 2007. The Board of Directors declared a quarterly cash dividend of $0.11 per share, a 22% increase as compared to $0.09 per share from the prior quarter.
A statement from Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, regarding the first quarter’s results, is attached to this press release and is incorporated herein by reference.
Financial highlights for the first quarter of 2008 are as follows:
•	Basic and diluted earnings per common share were both $0.18 for the first quarter of 2008 as compared to $0.14 and $0.13 for the first quarter of 2007.

•	The Board of Directors declared a quarterly cash dividend of $0.11 per common share payable on May 31, 2008 to shareholders of record at the close of business on May 9, 2008.

•	Net income amounted to $88.7 million for the first quarter of 2008, as compared to $71.2 million for the first quarter of 2007.

•	Net interest income increased 23.5% to $193.3 million for the first quarter of 2008 as compared to $156.5 million for the first quarter of 2007.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the first quarter of 2008 were 0.79% and 7.60%, respectively, as compared to 0.78% and 5.80%, respectively, for the first quarter of 2007.

•	Our net interest rate spread and net interest margin were 1.27% and 1.72%, respectively, for the first quarter of 2008 as compared to 1.10% and 1.70%, respectively, for the first quarter of 2007.

•	Our efficiency ratio was 24.66% for the first quarter of 2008 compared with 26.01% for the first quarter of 2007.

•	Net loans increased $702.1 million to $24.90 billion at March 31, 2008 from $24.20 billion at December 31, 2007. Commitments to originate and purchase loans amounted to $1.70 billion at March 31, 2008 as compared to $867.3 million at December 31, 2007.

•	Deposits increased $923.7 million to $16.08 billion at March 31, 2008 from $15.15 billion at December 31, 2007.

•	Borrowed funds increased $1.09 billion to $25.23 billion at March 31, 2008 from $24.14 billion at December 31, 2007.
Statement of Financial Condition Summary
Total assets increased $2.35 billion, or 5.3%, to $46.77 billion at March 31, 2008 from $44.42 billion at December 31, 2007. The increase in total assets reflected a $702.1 million increase in loans and a $1.83 billion increase in total mortgage-backed securities.
The increase in loans reflected our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut, as well as our continued loan purchase activity. For the first three months of 2008, we originated $820.4 million and purchased $543.4 million of loans, compared to originations of $649.6 million and purchases of $1.08 billion for the first quarter of 2007. In addition, commitments to originate and purchase loans amounted to $575.1 million and $1.12 billion, respectively at March 31, 2008 as compared to commitments to originate and purchase loans of $282.5 million and $1.17 billion at March 31, 2007. Commitments to purchase loans at March 31, 2008 include a commitment to purchase a pool of seasoned fixed-rate residential mortgage loans for $785.0 million. We expect this purchase to be completed early in the second quarter. While the residential real estate markets have slowed during the past year, our competitive rates and the decreased mortgage lending competition, along with the general attrition of lending competitors, have resulted in increased applications and loan commitments, a majority of which should close in the second quarter.
The $1.83 billion increase in total mortgage-backed securities reflected purchases of $2.14 billion, which were primarily variable-rate instruments, partially offset by repayments of $527.0 million.
Total investment securities decreased $335.0 million during the first quarter of 2008. Investment securities held to maturity decreased $1.29 billion substantially offset by a $951.8 million increase in investment securities available for sale. The decrease was the result of calls of held to maturity and available for sale investment securities of $1.29 billion and $984.9 million, respectively. The calls were partially offset by purchases of investment securities available for sale of $1.90 billion for the first quarter of 2008.
Total liabilities increased $2.25 billion, or 5.7%, to $42.06 billion at March 31, 2008 from $39.81 billion at December 31, 2007. The increase in total liabilities primarily reflected a $1.09 billion increase in borrowed funds and a $923.7 million increase in deposits. The increase in borrowed funds was the result of $1.10 billion of new borrowings at a weighted-average rate of 2.96%, partially offset by repayments of $16.0 million with a weighted average rate of 4.94%. The new borrowings have final maturities of ten years and initial reprice dates of three years. The increase in total deposits reflected a $567.2 million increase in our time deposits, a $297.8 million increase in our money market checking accounts and a $68.8 million increase in our demand accounts. These increases were partially offset by a $10.0 million decrease in our interest-bearing transaction accounts and savings accounts, due primarily to customers shifting deposits to short-term time deposits.
Total shareholders’ equity increased $98.8 million to $4.71 billion at March 31, 2008 from $4.61 billion at December 31, 2007. The increase was primarily due to net income of $88.7 million for the quarter ended March 31, 2008 and a $44.7 million increase in accumulated other comprehensive income. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $43.5 million and repurchases of 200,000 shares of our outstanding common stock at an aggregate cost of

$3.1 million. At March 31, 2008, our shareholders’ equity to asset ratio was 10.07% and our tangible book value per share was $9.41.
The accumulated other comprehensive income of $61.3 million at March 31, 2008 includes a $64.3 million after-tax net unrealized gain on securities available for sale ($108.7 million pre-tax). We invest primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as other securities issued by U.S. government-sponsored enterprises. We do not purchase unrated or private label mortgage-backed securities or other higher risk securities such as those backed by sub-prime loans.
Statement of Income Summary
The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) decreased the overnight lending rate by 200 basis points to 2.25% during the first quarter. The large decrease in the overnight lending rate was in response to the continued liquidity crisis in the credit markets and recessionary concerns. As a result, short-term market interest rates continued to decrease during the first quarter of 2008. Longer-term market interest rates also decreased during the first quarter of 2008, but at a slower pace than the short-term interest rates and, as a result, the yield curve continued to steepen. The sharp decline of short-term interest rates during the first quarter resulted in lower deposit costs. As a result, our net interest rate spread and net interest margin increased from the fourth quarter of 2007 as well as from the first quarter of 2007.
Net interest income increased $36.8 million, or 23.5%, to $193.3 million for the first quarter of 2008 as compared to $156.5 million for the first quarter of 2007. During the first quarter of 2008, our net interest rate spread increased 17 basis points to 1.27%, as compared to 1.10% for the same quarter in 2007. Our net interest margin increased two basis points to 1.72% as compared to 1.70% for the first quarter of 2007. For the month of March 2008, our net interest margin was 1.74%, which reflects the continuing re-pricing of our deposits to lower rates.
Total interest and dividend income for the first quarter of 2008 increased $133.7 million, or 27.9%, to $613.3 million as compared to $479.6 million for the first quarter of 2007. The increase in total interest and dividend income was primarily due to an $8.56 billion, or 23.9%, increase in the average balance of total interest-earning assets to $44.37 billion for the first quarter of 2008 as compared to $35.81 billion for the first quarter of 2007. The increase in interest and dividend income was also partially due to an increase of 17 basis points in the annualized weighted-average yield on total interest-earning assets to 5.53% for the three month period ended March 31, 2008 from 5.36% for the comparable period in 2007.
Interest on first mortgage loans increased $76.6 million to $346.3 million for the first quarter of 2008 as compared to $269.7 million for the same period in 2007. This was primarily due to a $5.04 billion increase in the average balance of first mortgage loans, which reflected our continued emphasis on the growth of our mortgage loan portfolio. The increase in first mortgage loan income was also due to a nine basis point increase in the weighted-average yield to 5.76%. While market interest rates decreased in the second half of 2007 and during the first quarter of 2008, market interest rates on mortgage loans remained stable.
Interest on mortgage-backed securities increased $70.6 million to $194.4 million for the first quarter of 2008 as compared to $123.8 million for the first quarter of 2007. This increase was due primarily to a $4.89 billion increase in the average balance of mortgage-backed securities during the first quarter of 2008 as compared to the first quarter of 2007, and a 24 basis point increase in the weighted-average yield to 5.29%.

The increases in the average balances of mortgage-backed securities were due to purchases of variable-rate mortgage-backed securities as part of our interest rate risk management strategy. Since our primary lending activities are the origination and purchase of fixed rate mortgage loans, the purchase of variable-rate mortgage-backed securities provides us with an asset that reduces our exposure to interest rate fluctuations while providing a source of cash flow from monthly principal and interest payments. The increase in the weighted average yield on mortgage-backed securities is a result of higher yields on securities purchased during 2007 when market interest rates were higher than the yield earned on the existing portfolio.
Total interest expense for the three months ended March 31, 2008 increased $96.8 million, or 30.0%, to $420.0 million as compared to $323.2 million for the three months ended March 31, 2007. This increase was primarily due to an $8.89 billion, or 28.9%, increase in the average balance of total interest-bearing liabilities to $39.66 billion for the quarter ended March 31, 2008 compared with $30.77 billion for the first quarter of 2007. This increase in interest-bearing liabilities was primarily used to fund asset growth. The weighted-average cost of total interest-bearing liabilities was unchanged at 4.26% for the quarters ended March 31, 2008 and 2007, respectively.
Interest expense on deposits increased $16.0 million, or 11.3%, to $158.0 million for the first quarter of 2008 as compared to $142.0 million for the first quarter of 2007. This increase is due primarily to a $1.75 billion increase in the average balance of interest-bearing deposits to $14.93 billion during the first quarter of 2008 as compared to $13.18 billion for the comparable period in 2007. The increase was partially offset by a decrease in the average cost of interest-bearing deposits of 11 basis points to 4.26% for the 2008 quarter as compared to 4.37% for the 2007 quarter.
The increase in the average balance of interest-bearing deposits reflects our growth strategy and includes deposit growth in existing branches. The decrease in the average cost of deposits for the three month period reflected decreasing market interest rates.
Interest expense on borrowed funds increased $80.8 million to $262.0 million for the first quarter of 2008 as compared to $181.2 million for the first quarter of 2007. This was primarily due to a $7.13 billion increase in the average balance of borrowed funds and an eight basis point increase in the weighted-average cost of borrowed funds to 4.26%.
Borrowed funds were primarily used to fund the growth in interest-earning assets. The increase in the average cost of borrowings for the first quarter of 2008 reflected new borrowings in 2007, when market interest rates were higher, with higher interest rates than existing borrowings and borrowings that were called. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. Based on market interest rates as of March 31, 2008, we anticipate that approximately $100.0 million of borrowings with call dates in 2008 will be called.
The provision for loan losses amounted to $2.5 million for the quarter ended March 31, 2008 as compared to $300,000 for the quarter ended March 31, 2007 and $4.8 million for the year ended December 31, 2007. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and growth in the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $102.3 million at March 31, 2008 and $79.4 million at December 31, 2007. The ratio of non-performing loans to total loans was 0.41% at March 31, 2008 compared with 0.33% at December 31, 2007. The allowance for loan losses amounted to $36.8 million and $34.7 million at March 31, 2008 and December 31, 2007 respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.15% and 36.0%, respectively at March 31, 2008 as compared to 0.14% and 43.8%, respectively at December 31, 2007. We recorded net charge-

offs of $469,000 for the quarter ended March 31, 2008 as compared to net recoveries of $67,000 for the same period in 2007. The increase in charge-offs was related to non-performing residential mortgage loans for which appraised values indicated declines in the value of the underlying collateral.
Total non-interest income increased $671,000 to $2.2 million for the first quarter 2008 as compared to $1.6 million for the same quarter in 2007. The increase in non-interest income was primarily due to life insurance proceeds received from bank-owned life insurance. The increase is also due to an increase in service charges on deposits as a result of deposit account growth.
Total non-interest expense increased $7.0 million, or 17.0%, to $48.1 million for the three months ended March 31, 2008 from $41.1 million for the three months ended March 31, 2007. The increase is primarily due to a $5.8 million increase in compensation and employee benefits expense. This increase reflected a $3.6 million increase in expense related to our employee stock ownership plan primarily as a result of increases in our stock price and a $1.6 million increase in compensation costs. The increase in compensation costs was due primarily to normal salary increases and increased staffing related to our branch expansion strategy.
Our efficiency ratio was 24.66% for the three months ended March 31, 2008 as compared to 26.01% for the three months ended March 31, 2007. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2008 was 0.43% as compared to 0.45% for the first quarter of 2007.
Income tax expense amounted to $56.3 million for the three months ended March 31, 2008 compared with $45.4 million for the corresponding period in 2007. Our effective tax rate for the first quarter of 2008 was 38.8% compared with 38.9% for the first quarter of 2007.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 119 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2008	2007
(In thousands except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$142,149	$111,245
Federal funds sold	180,486	106,299

Total cash and cash equivalents	322,635	217,544
Securities available for sale:
Mortgage-backed securities	6,727,124	5,005,409
Investment securities	3,717,331	2,765,491
Securities held to maturity:
Mortgage-backed securities	9,676,864	9,565,526
Investment securities	121,715	1,408,501

Total securities	20,243,034	18,744,927
Loans	24,895,694	24,192,281
Deferred loan costs	41,359	40,598
Allowance for loan losses	(36,772)	(34,741)

Net loans	24,900,281	24,198,138
Federal Home Loan Bank of New York stock	744,131	695,351
Foreclosed real estate, net	4,890	4,055
Accrued interest receivable	264,228	245,113
Banking premises and equipment, net	73,809	75,094
Goodwill	152,109	152,109
Other assets	65,133	91,640

Total Assets	$46,770,250	$44,423,971

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$15,490,360	$14,635,412
Noninterest-bearing	586,753	517,970

Total deposits	16,077,113	15,153,382
Repurchase agreements	12,000,000	12,016,000
Federal Home Loan Bank of New York advances	13,225,000	12,125,000

Total borrowed funds	25,225,000	24,141,000
Due to brokers	464,819	281,853
Accrued expenses and other liabilities	293,229	236,429

Total liabilities	42,060,161	39,812,664

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 518,858,674 and 518,569,602 shares outstanding at March 31, 2008 and December 31, 2007	7,415	7,415
Additional paid-in capital	4,586,713	4,578,578
Retained earnings	2,045,787	2,002,049
Treasury stock, at cost; 222,607,881 and 222,896,953 shares at March 31, 2008 and December 31, 2007	(1,770,360)	(1,771,106)
Unallocated common stock held by the employee stock ownership plan	(220,749)	(222,251)
Accumulated other comprehensive income, net of tax	61,283	16,622

Total shareholders’ equity	4,710,089	4,611,307

Total Liabilities and Shareholders’ Equity	$46,770,250	$44,423,971

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended March 31,
	2008	2007
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$346,277	$269,682
Consumer and other loans	6,856	6,892
Mortgage-backed securities held to maturity	124,845	95,517
Mortgage-backed securities available for sale	69,510	28,291
Investment securities held to maturity	10,946	18,613
Investment securities available for sale	38,555	50,835
Dividends on Federal Home Loan Bank of New York stock	14,226	7,472
Federal funds sold	2,073	2,345

Total interest and dividend income	613,288	479,647

Interest Expense:
Deposits	158,016	141,963
Borrowed funds	261,957	181,230

Total interest expense	419,973	323,193

Net interest income	193,315	156,454
Provision for Loan Losses	2,500	300

Net interest income after provision for loan losses	190,815	156,154

Non-Interest Income:

Service charges and other income	2,221	1,550

Non-Interest Expense:
Compensation and employee benefits	31,545	25,748
Net occupancy expense	7,371	7,209
Federal deposit insurance assessment	416	441
Computer and related services	639	666
Other expense	8,141	7,033

Total non-interest expense	48,112	41,097

Income before income tax expense	144,924	116,607
Income Tax Expense	56,255	45,364

Net income	$88,669	$71,243

Basic Earnings Per Share	$0.18	$0.14

Diluted Earnings Per Share	$0.18	$0.13

Weighted Average Number of Common Shares Outstanding:
Basic	483,092,588	518,416,987
Diluted	494,384,738	529,034,187

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended March 31,
	2008				2007
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$24,050,648	$346,277	5.76%		$19,014,206	$269,682	5.67%
Consumer and other loans	435,627	6,856	6.30		423,536	6,892	6.51
Federal funds sold	277,400	2,073	3.01		179,622	2,345	5.29
Mortgage-backed securities at amortized cost	14,690,323	194,355	5.29		9,801,089	123,808	5.05
Federal Home Loan Bank stock	721,542	14,226	7.89		472,986	7,472	6.32
Investment securities, at amortized cost	4,190,796	49,501	4.72		5,915,167	69,448	4.70

Total interest-earning assets	44,366,336	613,288	5.53		35,806,606	479,647	5.36

Noninterest-earnings assets	749,141				588,193

Total Assets	$45,115,477				$36,394,799

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$731,766	1,372	0.75		$797,961	1,829	0.93
Interest-bearing transaction accounts	1,565,329	12,901	3.31		2,012,707	16,717	3.37
Money market accounts	1,682,795	15,897	3.80		934,900	8,156	3.54
Time deposits	10,952,763	127,846	4.69		9,431,588	115,261	4.96

Total interest-bearing deposits	14,932,653	158,016	4.26		13,177,156	141,963	4.37

Repurchase agreements	12,006,644	128,407	4.30		8,920,900	89,431	4.07
Federal Home Loan Bank of New York advances	12,716,379	133,550	4.22		8,673,889	91,799	4.29

Total borrowed funds	24,723,023	261,957	4.26		17,594,789	181,230	4.18

Total interest-bearing liabilities	39,655,676	419,973	4.26		30,771,945	323,193	4.26

Noninterest-bearing liabilities:
Noninterest-bearing deposits	509,924				486,934
Other noninterest-bearing liabilities	280,569				221,225

Total noninterest-bearing liabilities	790,493				708,159

Total liabilities	40,446,169				31,480,104
Shareholders’ equity	4,669,308				4,914,695

Total Liabilities and Shareholders’ Equity	$45,115,477				$36,394,799

Net interest income/net interest rate spread (2)		$193,315	1.27			$156,454	1.10

Net interest-earning assets/net interest margin (3)	$4,710,660		1.72%		$5,034,661		1.70%

Ratio of interest-earning assets to interest-bearing liabilities			1.12	x			1.16	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
	(Dollars in thousands, except per share data)
Net interest income	$193,315	$170,855	$162,216	$157,658	$156,454
Provision for loan losses	2,500	2,000	2,000	500	300
Non-interest income	2,221	1,851	2,049	1,823	1,550
Non-interest expense:
Compensation and employee benefits	31,545	28,516	26,554	25,812	25,748
Net occupancy expense	7,371	7,592	7,718	7,070	7,209
Other non-interest expense	9,196	8,653	6,916	7,985	8,140

Total non-interest expense	48,112	44,761	41,188	40,867	41,097

Income before income tax expense	144,924	125,945	121,077	118,114	116,607
Income tax expense	56,255	48,437	46,634	45,450	45,364

Net income	$88,669	$77,508	$74,443	$72,664	$71,243

Total assets	$46,770,250	$44,423,971	$42,316,794	$39,691,435	$37,465,150
Loans, net	24,900,281	24,198,138	23,031,415	21,888,126	20,254,880
Mortgage-backed securities
Available for sale	6,727,124	5,005,409	2,683,594	2,071,133	2,273,874
Held to maturity	9,676,864	9,565,526	9,837,898	9,028,614	8,086,955
Other securities
Available for sale	3,717,331	2,765,491	3,663,715	3,782,151	4,117,442
Held to maturity	121,715	1,408,501	1,533,982	1,533,978	1,533,978
Deposits	16,077,113	15,153,382	14,625,726	14,190,510	13,914,315
Borrowings	25,225,000	24,141,000	22,891,000	20,666,000	18,516,000
Shareholders’ equity	4,710,089	4,611,307	4,589,510	4,653,147	4,831,052

Performance Data:
Return on average assets (1)	0.79%	0.72%	0.73%	0.75%	0.78%
Return on average equity (1)	7.60%	6.73%	6.41%	6.06%	5.80%
Net interest rate spread (1)	1.27	1.16	1.14	1.10	1.10
Net interest margin (1)	1.72%	1.64%	1.65%	1.65%	1.70%
Non-interest expense to average assets (1)	0.43%	0.41%	0.40%	0.42%	0.45%
Efficiency ratio (2)	24.66%	25.92%	25.07%	25.62%	26.01%
Dividend payout ratio	50.00%	53.13%	56.67%	57.14%	57.14%
Per Common Share Data:
Basic earnings per common share	$0.18	$0.16	$0.15	$0.14	$0.14
Diluted earnings per common share	$0.18	$0.16	$0.15	$0.14	$0.13
Book value per share (3)	$9.75	$9.55	$9.44	$9.39	$9.47
Tangible book value per share (3)	$9.41	$9.22	$9.10	$9.06	$9.15
Dividends per share	$0.090	$0.085	$0.085	$0.080	$0.080

Capital Ratios:
Equity to total assets (consolidated)	10.07%	10.38%	10.85%	11.72%	12.89%
Tier 1 leverage capital (Bank)	8.85%	9.16%	9.59%	10.18%	10.75%
Total risk-based capital	24.07%	24.83%	25.99%	27.50%	28.93%

Other Data:
Full-time equivalent employees	1,355	1,307	1,321	1,298	1,272
Number of branch offices	119	119	118	115	111

Asset Quality Data:
Total non-performing loans	$102,256	$79,402	$58,792	$38,452	$34,205
Total non-performing assets	$107,146	$83,457	$62,197	$42,151	$36,830
Total delinquent loans (4)	$329,497	$329,120	$291,522	$253,629	$196,244
Non-performing loans to total loans	0.41%	0.33%	0.26%	0.18%	0.17%
Non-performing assets to total assets	0.23%	0.19%	0.15%	0.11%	0.10%
Total delinquent loans to total loans	1.31%	1.36%	1.27%	1.16%	0.97%
Allowance for loan losses to non-performing loans	35.96%	43.75%	55.87%	81.81%	90.61%
Allowance for loan losses to total loans	0.15%	0.14%	0.14%	0.14%	0.15%

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

(4)	Consists of loans delinquent 30 days or more.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

March 31,
2008
(In thousands, except share and per share amounts)
Shareholders’ equity	$4,710,089
Goodwill and other intangible assets	(161,774)

Tangible Shareholders’ equity	$4,548,315

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(222,607,881)

Shares outstanding	518,858,674
Unallocated ESOP shares	(35,360,284)
Unvested RRP shares	(224,414)
Shares in trust	(41,397)

Book value shares	483,232,579

Book value per share	$9.75

Tangible book value per share	$9.41

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ABOUT OUR RECORD QUARTER
     All along we felt that 2007 would be a far more challenging year than 2008. The year began with an inverted yield curve making it harder to generate significant earnings growth. However in the second half of 2007, the Treasury bond market became the leading indicator for the subsequent reductions in the Federal funds rate. Thus we returned to a more normalized, positively-sloped yield curve. With subprime and option ARM loans and worldwide liquidity taking center stage for the balance of the year, our industry was faced with a difficult backdrop to generate significant earnings growth. We were able to meet the challenge and report our ninth straight year of record profits.
     In anticipation of these changes in market interest rates, Management purposely shaped a balance sheet that was “liability sensitive” by shortening the duration of our deposits. As a result of this strategy, we have been able to reduce our deposit costs more quickly, producing record profits for 2007 and the first quarter of 2008.
Earnings
     For the first quarter of 2008, earnings per share were a record for the fourth quarter in a row. Our earnings per share on a diluted basis increased 38% to $0.18 per share versus $0.13 per diluted share for the first quarter of 2007. Net income was $88.7 million for the first quarter of 2008 as compared to $71.2 million for the first quarter of 2007. Our earnings, liquidity and capital position allowed us to gain market share in both mortgages and deposits while other providers were experiencing losses due to asset quality issues or were forced to seek additional capital. Our customer deposits and our ability to borrow from the Federal Home Loan Bank provided us with access to liquidity to continue to fund our growth.
     Our interest margin has started to widen from 1.64% for the fourth quarter of 2007 to 1.72% for the first quarter of 2008. We expect this trend to continue for the remainder of the year as we anticipate that the yield curve will remain positively-sloped. Furthermore, Hudson City continues to retain a competitive advantage by being the nation’s lowest-cost provider. Our industry-leading efficiency ratio for the first quarter of 2008 was 24.66% and continues to be the best as compared to the 50 largest U.S. banks with an average efficiency ratio of over 55%.

Mortgages
     We received approximately 1,500 or 78% more mortgage applications this quarter than for the corresponding quarter last year. This was due, in part, to a significant increase in the refinancing of mortgages held by our competitors. During the first quarter of 2008, we received applications to refinance mortgages that are currently held by our competitors over mortgages held by Hudson City by a magnitude of 11 to 1. Our highest rate for jumbo 30 year loans last year was 6.625%. Today that same mortgage is priced at 6.25% — not leaving much room for refinance activity in our own portfolio. In order to meet the volume of retail mortgage applications, we transferred staff from other areas of the Bank to serve as mortgage processors and underwriters.
     Legislation has recently been passed that allows Fannie Mae, Freddie Mac and the FHA to originate additional volume at higher loan limits. It appears that these government-sponsored enterprises will attach higher servicing fees and risk premiums to these loans thus making their offerings more costly and less competitive.
     Hudson City enjoys a significant cost advantage in the marketplace. In the past, we were able to enhance our mortgage product offerings by pricing our conforming rate products and jumbo offerings equally. This remains a viable option for us should we choose to increase loan production in the future.
Deposits
     The reduction in short-term rates in the second half of 2007 did not occur at a pace that was equal to the reductions in the Federal Funds rate. Since January 1, 2008, however, we have reduced deposit rates ten times while retaining all of the $5.3 billion of time deposits maturing during the quarter. In addition we attracted in excess of $920 million in new deposits during the quarter. I am especially proud to announce that in April 2008, our cumulative deposit growth to date exceeds $1.1 billion — a record for Hudson City. Our average branch size is now $135 million. This compares with a national average of $69.0 million for FDIC-insured institutions.
     Hudson City operates in three states with a solid presence in 9 of the nation’s top fifty counties as measured by median household income. A core principle of our growth strategy is to expand our footprint into contiguous, high potential markets. Our new branch results have exceeded all of our expectations. During the past year we experienced an annualized growth rate of 35% in our new markets. We will be opening 8 new branches in 2008 and adding staff accordingly.
Capital
     In 2005 we received $3.9 billion in additional capital in our “Second-Step Offering”. Prior to that offering we had assets of approximately $20 billion. Shortly after the offering we had an equity to assets ratio of 21.5%. At March 31, 2008 our assets were $46.8 billion and our equity to assets ratio was 10.07%.
Asset Quality
     Credit quality continues to dominate the news. At Hudson City, our asset quality remains strong because we never pursued risky products such as sub-prime loans, negative amortization loans or loans with high loan-to-value ratios that did not carry private mortgage insurance. In addition, we do not own any unrated or private label mortgage-backed securities or other higher risk securities such as those backed by sub-prime loans. We invest in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as securities issued by government-sponsored enterprises.

     At March 31, 2008, we had 283 non-performing loans amounting to $102.3 million as compared to $79.4 million at December 31, 2007. The average loan-to value ratio of these loans using the value at the time of origination was approximately 69.5%. This is important because the equity that our borrowers have in the property protects us- and them- in challenging economic times. It has been our experience that when a loan becomes seriously delinquent, either the borrower will sell the property to satisfy the loan prior to foreclosure or our loan will be satisfied at the foreclosure sale either by a bank holding a second mortgage on the property or a third-party purchaser. Net charge-offs amounted to $469,000 in the first quarter of 2008 and $684,000 for the year ended December 31, 2007. For those same periods, our provision for loan losses was $2.5 million and $4.8 million. Thus, we have increased our allowance for loan losses by $7.3 million over the last five quarters while charging-off $1.15 million during the same period. Our allowance for loan losses amounted to $36.8 million at March 31, 2008. We provided for loan loss provisions based on the growth of our loan portfolio, the increase in non-performing loans and current economic conditions.
Dividends
     Since our first public offering in 1999 we have utilized three tools in managing your capital:
1.	We have grown assets at a 22% annualized rate,

2.	We have repurchased 241,723,741 shares of our own stock at an average price of $7.68 per share (our tangible book value per share at March 31, 2008 was $9.41); and

3.	We have continued to increase your dividend as earnings continued to grow.
     The opportunity to grow in the first quarter was our primary driver. I have mentioned all the contributing factors that made the decision to grow primary — the shape of the yield curve and the availability of mortgages and low-cost funding. Thus, achieving record results and seeing a strong forecast for the future makes us want to share our success with you by raising our quarterly dividend from $0.09 per share to $0.11 per share — a 22% increase.
     We are pleased with your commitment to ownership of Hudson City and will strive to honor your continued confidence in Hudson City Bancorp, Inc.
Cordially,

     Chairman, President
& Chief Executive Officer

Forward-Looking Statements
This statement may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.